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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                             (AMENDMENT NO. ______)*


                       Volterra Semiconductor Corporation
                       ----------------------------------
                                (Name of Issuer)


                                  Common Stock
                       ----------------------------------
                         (Title of Class of Securities)


                                   928708 10 6
                       ----------------------------------
                                 (CUSIP Number)


                                December 31, 2004
                       ----------------------------------
             (Date of Event Which Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      [_]   Rule 13d-1(b)

      [_]   Rule 13d-1(c)

      [X]   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 5 pages

CUSIP NO. 928708 10 6

--------------------------------------------------------------------------------
1. Name of Reporting Persons
   I.R.S.  Identification  No(s).  of above  person(s)  (entities only)
   ANTHONY STRATAKOS
--------------------------------------------------------------------------------
2. Check the Appropriate Box if a Member of a Group (See Instructions)
   (a)
   (b)
--------------------------------------------------------------------------------
3. SEC USE ONLY

--------------------------------------------------------------------------------
4. Citizenship or Place of Organization

   UNITED STATES
--------------------------------------------------------------------------------
                               5. Sole Voting Power: 1,379,500 (1)
   Number of

     Shares                    -------------------------------------------------
                               6. Shared Voting Power: 0
   Beneficially

    Owned by                   -------------------------------------------------
                               7. Sole Dispositive Power: 1,379,500 (1)
      Each

    Reporting                  -------------------------------------------------
                               8. Shared Dispositive Power: 0
   Person With:


--------------------------------------------------------------------------------
9. Aggregate Amount Beneficially Owned by Each Reporting Person: 1,379,500 (1)


--------------------------------------------------------------------------------
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)


--------------------------------------------------------------------------------
11. Percent of Class Represented by Amount in Row (9): 5.8%


--------------------------------------------------------------------------------
12. Type of Reporting Person (See Instructions): IN


----------------------

(1) Includes 360,625 shares issuable pursuant to options exercisable within 60 days of December 31, 2004. Excludes 25,250 shares held by the Reporting Person's spouse, as to which the Reporting Person has neither voting nor dispositive power.

                               Page 2 of 5 pages

ITEM 1.

      (a)   Name of Issuer

            Volterra Semiconductor Corporation

      (b)   Address of Issuer's Principal Executive Offices

            3839 Spinnaker Ct.
            Fremont, CA 94538

ITEM 2.

      (a)   Name of Person Filing

            Anthony Stratakos

      (b)   Address of Principal Business Office or, if none, Residence

            3839 Spinnaker Ct.
            Fremont, CA 94538

      (c)   Citizenship

            USA

      (d)   Title of Class of Securities

            Common Stock

      (e)   CUSIP Number

            928708 10 6

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SS.SS.240.13D-1(B), OR 240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

            Not Applicable


                                Page 3 of 5 pages

ITEM 4. OWNERSHIP

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

      (a)   Amount Beneficially Owned:

            1,379,500 (1)

      (b)   Percent of Class:

            5.8%

      (c)   Number of shares as to which the person has:

            (i)   Sole power to vote or to direct the vote: 1,379,500(1)

            (ii)  Shared power to vote or to direct the vote: 0

            (iii) Sole  power  to  dispose  or to  direct  the  disposition  of:
                  1,379,500(1)

            (iv)  Shared power to dispose or to direct the disposition of: 0

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [_].

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

                  Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

                  Not Applicable

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                  Not Applicable

ITEM 9. NOTICE OF DISSOLUTION OF A GROUP

                  Not Applicable

ITEM 10. CERTIFICATION

                  Not Applicable

----------------------

(1) Includes 360,625 shares issuable pursuant to options exercisable within 60 days of December 31, 2004. Excludes 25,250 shares held by the Reporting Person's spouse, as to which the Reporting Person has neither voting nor dispositive power.

                                Page 4 of 5 pages

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                 February 10, 2005
                                             ---------------------------
                                                       Date

                                                  /s/ Anthony Stratakos
                                             ---------------------------
                                                     Signature


                                                  Anthony Stratakos
                                             ---------------------------
                                                    Name/Title


                                Page 5 of 5 pages